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                                                                   EXHIBIT 99.16



                           KEYSTONE FINANCIAL, INC.

                          1996 PERFORMANCE UNIT PLAN

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                            KEYSTONE FINANCIAL, INC.


                           1996 PERFORMANCE UNIT PLAN


                            KEYSTONE FINANCIAL, INC.

                           1996 PERFORMANCE UNIT PLAN

                               TABLE OF CONTENTS
                               -----------------


                                                                Page
                                                                ----

ARTICLE I         PURPOSES....................................     1

  Section 1.01    Purposes....................................     1

ARTICLE II        DEFINITIONS.................................     2

  Section 2.01    Definitions.................................     2

ARTICLE III       ADMINISTRATION OF THE PLAN..................     7

  Section 3.01    Committee and Agents........................     7
  Section 3.02    Rules and Regulations.......................     7
  Section 3.03    Quorum......................................     7
  Section 3.04    Plan Interpretation.........................     7
  Section 3.05    Authority of Committee......................     7
  Section 3.06    Claim and Appeal Procedure..................     7

ARTICLE IV        PARTICIPANT ELIGIBILITY.....................     9

  Section 4.01    Participant Eligibility.....................     9
  Section 4.02    Selection of Participants...................     9
  Section 4.03    Eligibility for Deferrals...................     9

ARTICLE V         PERFORMANCE UNIT AWARDS.....................    10

  Section 5.01    Grant of Performance Unit Awards............    10
  Section 5.02    Required terms of Performance Unit Awards...    10
  Section 5.03    Award Agreement.............................    10
  Section 5.04    Determination and Certification of Incentive
                  Award Amount................................    10
  Section 5.05    Definition of Accounting Terms..............    10
  Section 5.06    Changes in Shares...........................    10
  Section 5.07    Termination of Employment...................    11
  Section 5.08    Change of Control...........................    11
  Section 5.09    Maximum Payment Amount......................    11

 ARTICLE VI       PAYMENT TO PARTICIPANTS AND DEFERRALS.......    12

  Section 6.01    Timing of Payment...........................    12
  Section 6.02    Beneficiary Designation.....................    12
  Section 6.03    Deferral of Payment.........................    12
  Section 6.04    Deferral Account............................    12
  Section 6.05    Deemed Investment of Deferral Accounts......    13
  Section 6.06    Deemed Investment Elections.................    14
  Section 6.07    Payment of Deferred Amounts.................    14

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  Section 6.08    Amount of Deferred Payment..................    15
  Section 6.09    Automatic Cash Out..........................    15
  Section 6.10    Hardship Withdrawal.........................    15
  Section 6.11    Tax Withholding.............................    16

ARTICLE VII       MISCELLANEOUS PROVISIONS....................    17

  Section 7.01    Amendment, Modification or Termination......    17
  Section 7.02    No Recourse.................................    17
  Section 7.03    Expense.....................................    17
  Section 7.04    Merger or Consolidation.....................    17
  Section 7.05    Legal Costs.................................    17
  Section 7.06    Gender and Number...........................    17
  Section 7.07    Construction................................    17
  Section 7.08    Unsecured Creditor..........................    18
  Section 7.09    Nonalienation...............................    18
  Section 7.10    No Employment Rights........................    18
  Section 7.11    Minor or Incompetent........................    18
  Section 7.12    Illegal or Invalid Provision................    18
  Section 7.13    Plan Not Exclusive..........................    18
  Section 7.14    Effective Date and Shareholder Approval.....    18

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                            KEYSTONE FINANCIAL, INC.

                           1996 PERFORMANCE UNIT PLAN


                                   ARTICLE I
                                    PURPOSES


     Section 1.01 - Purposes. The purposes of the 1996 Performance Unit Plan (the "Plan") of Keystone Financial, Inc. (the "Corporation") are to assist the Corporation in attracting and retaining outstanding key personnel by providing incentive compensation opportunities competitive with other major companies and enabling participation by key personnel in the long-term growth and financial success of the Corporation and to encourage the long-term commitment of selected key personnel and motivate superior performance through long-term performance related incentives.
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                                  ARTICLE II
                                  DEFINITIONS


     Section 2.01 - Definitions. As used herein, the following words and phrases shall have the meanings below, unless the context clearly indicates otherwise:

    (a) Award Agreement. The written agreement entered into between the Corporation or a Subsidiary and the Participant pursuant to which an award of Performance Units shall be made under the Plan.

    (b) Beneficiary. The person or persons, natural or legal, designated in writing by the Participant to receive any benefits under the Plan which may become payable in the event of the Participant's death or, if none is designated or surviving at the time of the Participant's death, the Participant's surviving spouse shall be the Beneficiary or, if there is no surviving spouse, then the estate of the Participant shall be the Beneficiary.

    (c)  Board.  The Board of Directors of the Corporation.

    (d) Cause. A termination of a Participant's employment by the Corporation or a Subsidiary is for Cause if it results from (i) the willful failure by the Participant to substantially perform the duties of his employment, other than any such failure resulting from the Participant's incapacity due to physical or mental illness, (ii) the willful engaging by the Participant in gross misconduct materially injurious to the Corporation or a Subsidiary, (iii) the gross negligence of the Participant in the performance of his duties, (iv) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Corporation or any of its Subsidiaries requiring termination or removal of the Participant or (v) the willful violation by the Participant of the provisions of paragraphs (A) or (B) below, after notice from the Corporation or a Subsidiary and a failure to cure such violation within 30 days of said notice, or if said violation cannot be cured within 30 days, within a reasonable time thereafter if the Participant is diligently attempting to cure the violation:

        (A) The Participant shall devote substantially all his working time, ability and attention to the business of the Corporation and its Subsidiaries during the term of an Award Agreement. The Participant shall notify the Board in writing before the Participant engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other for profit companies. Under no circumstances may the Participant engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or any of its Subsidiaries, nor may the Participant serve as a director or officer or in any other capacity with any for profit business entity unless he shall have received advance written approval from the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer, from the Board.

        (B) During the term of an Award Agreement or at any later time, the Participant shall not, without the written consent of the Board or a person duly authorized thereby, disclose to any person, other than a person (including an employee of the Corporation or a Subsidiary) to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participant of his duties of employment, any material confidential information obtained by him while in the employ of the Corporation or any Subsidiary or operating unit with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or business practices, the disclosure of which reasonably would be expected to materially damage the Corporation; provided, however, that for purposes of this definition confidential information shall not include any information known generally to the public (other than as a result of

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             unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a similar business to that conducted by the Corporation.

         The determination of the existence of Cause shall be made in the reasonable judgment of the Committee.

    (e) Change of Control. The occurrence of any one of the following events:

         (1) The Corporation acquires actual knowledge that any Person (other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any its subsidiaries or any entity holding securities for or pursuant to the terms of any such plan) has acquired the Beneficial Ownership, directly or indirectly, of securities of Keystone entitling such Person to a majority of the voting power of the Corporation's Voting Stock;

         (2) A majority of the Board shall consist of persons other than (i) persons who were members of the Board on the first day of the applicable Performance Period, or (ii) persons (A) whose nomination or election as directors of the Corporation was approved by at least two-thirds of the then members of the Board (excluding any director referred to in clause (B) of this paragraph) who either were directors of the Corporation on such date or whose nomination or election as a director was so approved and (B) who are not nominees or representatives of (1) any Person having Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 10% or more of the voting power of the Corporation's Voting Stock or (2) any "participant," as defined in Rule 14a-11 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule, in any actual or threatened solicitation (other than a solicitation by the Corporation) subject to Rule 14a-11 or any successor rule and relating to the election or removal of any directors of the Corporation;

         (3) The Corporation and/or any of its subsidiaries shall be a party to any merger, consolidation, division, share exchange, transfer of assets or any other transaction or series of related transactions outside the ordinary course of business (a "Business Combination") as a result of which the shareholders of the Corporation immediately prior to such Business Combination (excluding any party, other than Keystone or a subsidiary, to the Business Combination or any Affiliate or Associate of any such party) shall not hold immediately following such transaction a majority of the voting power of the Voting Stock of a Person or Persons immediately thereafter holding, directly or indirectly through subsidiaries, assets of the Corporation and its consolidated subsidiaries immediately prior to the Business Combination constituting at least 65% of Total Assets; or

         (4) If the Participant's Award Agreement is with a Subsidiary, either
             (i) the Subsidiary shall cease to be a subsidiary of the Corporation or (ii) the Subsidiary and/or any of its subsidiaries shall be a party to any Business Combination as a result of which the Corporation shall not hold immediately following such transaction a majority of the voting power of the Voting Stock of a Person or Persons immediately thereafter holding, directly or indirectly through subsidiaries, assets of the Subsidiary and its consolidated subsidiaries immediately prior to the Business Combination constituting at least 75% of the Subsidiary's Total Assets.

         As used in this definition of "Change of Control," (1) the terms "Person," "Affiliate," "Associate," "Voting Stock" and "Total Assets" shall have the definitions contained in, and "Beneficial Ownership" shall be determined as provided in, Article 10 of Keystone's Restated Articles of Incorporation, as in effect on January 1, 1996 and (2) the uncapitalized term "subsidiary," when used with respect to a specified Person, shall mean any corporation of which such Person owns,

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         directly or indirectly through subsidiaries, a majority of each class of equity security having ordinary voting power in an election of directors.

         Following a Change of Control defined in Section 2.01(e)(3) the term "Corporation" as used herein, and following a Change of Control defined in Section 2.01(e)(4)(ii) the term "Subsidiary" as used herein, shall mean the Person which following such Change of Control holds the largest percentage of the Corporation's or such Subsidiary's Total Assets, including for this purpose Total Assets which are held by such Person directly or indirectly through one or more subsidiaries. The Corporation or a Subsidiary shall not enter into any transaction involving such a Change of Control, unless at or prior to the consummation thereof, such Person assumes the obligations of the Corporation or such Subsidiary hereunder and under any outstanding Award Agreement.

    (f)  Change of Control Payment Date shall mean:

         (1) In the case of a Change of Control defined in Section 2.01(e)(1), a date not later than 10 days after the date of such Change of Control;

         (2) In the case of a Change of Control defined in Section 2.01(e)(2) or 2.01(e)(4)(i), the date of such Change of Control; and

         (3) In the case of a Change of Control defined in Section 2.01(e)(3) or 2.01(e)(4)(ii), the day prior to the consummation of such Business Combination, or in the case of a series of related transactions resulting in such Business Combination, the day prior to the consummation of the earliest of such transactions.

    (g) Code. The Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

    (h) Committee. A committee designated by the Board to administer the Plan, consisting of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be an "outside director," as then defined under Section 162(m) of the Code. The Human Resources Committee of the Board has been initially appointed by the Board as the Committee to administer the Plan.

    (i)  Corporation.  Keystone Financial, Inc.

    (j) Deferral Account. The bookkeeping account established on the books and records of the Corporation or a Subsidiary, as applicable, for a Participant to reflect the deferred Incentive Award credited to the Participant for a Performance Period and adjustments thereto under the various provisions of the Plan. The use of the term Deferral Account shall not mean, under any circumstances, that a Participant or Beneficiary, or the Participant's estate, shall have title to any specific assets of the Corporation or a Subsidiary.

    (k) Deferral Election. A written notice, in the form prescribed by the Committee or its delegate, filed with the Committee, which indicates the portion of an Incentive Award which the Participant elects to defer in accordance with the terms of the Plan. No Deferral Election shall be effective until it is received and acknowledged by the Committee or its delegate.

    (l) Disability. The total and permanent disability of a Participant, as defined by any long-term disability plan maintained by the Corporation or a Subsidiary which is applicable to the Participant, as in effect at the time of determination.

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    (m)  ERISA.  The Employee Retirement Income Security Act of 1974, as
         amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

    (n) Incentive Award. The dollar amount of compensation earned and payable to a Participant for a Performance Period as determined under
         Article V of the Plan.

    (o) Participant. An eligible employee of the Corporation or a Subsidiary to whom an award of Performance Units has been made under the Plan.

    (p) Performance Unit. An award, granted with respect to a Performance Period. Awards will be expressed in Performance Units established to represent fixed dollar amounts based on performance achievement over a specified Performance Period. At the discretion of the Committee, Performance Units may also be established as a percentage of salary, as a percentage of a pool based on earnings of the Corporation, a Subsidiary or Subsidiaries or any branch, department or other portion thereof or in any other manner determined by the Committee, provided that the amount thereof shall be capable of being determined as a fixed dollar amount as of the close of the Performance Period.

    (q) Performance Period. An accounting period of the Corporation or a Subsidiary of not less than one year and not more than six years, as determined by the Committee in its discretion.

    (r) Performance Criteria. One or more preestablished, objective measures of performance during a Performance Period by the Corporation, a Subsidiary or Subsidiaries, any branch, department or other portion thereof or the Participant individually selected by the Committee in its discretion to determine whether a Performance Unit has been earned in whole or in part. Performance Criteria may be based on earnings per share, earnings, earnings growth, return on equity, return on assets, asset growth or ratio of capital to assets. Performance Criteria based on such performance measures may be based either on the performance of the Corporation, Subsidiary or portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations selected or defined by the Committee at the time of making a Performance Unit award. The Committee may in its discretion also determine to use other objective performance measures as Performance Criteria.


    (s) Performance Target. The level or levels of achievement of one or more Performance Criteria which must be attained during a Performance Period for a Performance Unit to be fully earned, as established by the Committee at the time of making an award of Performance Units and set forth in the Award Agreement.

    (t) Performance Threshold. The minimum level or levels of achievement of the Performance Criteria applicable to a Performance Period which must be attained for any portion of a Performance Unit to be earned. If the Performance Threshold is other than the Performance Target, the Committee shall establish and the Award Agreement shall set forth, in addition to the Performance Target, the Performance Threshold, the amount of the Performance Unit payable if the Performance Threshold is achieved, and the manner of determining the amount payable if the actual level of performance is between the Performance Threshold and the Performance Target.

-----------------------
/1/
           Note:  While the Committee may use Performance Criteria other than
           -----
         those specified in the Plan as approved by the shareholders, payments based on such criteria will not qualify for exclusion from the $1 million dollar cap on deductibility of executive compensation under
         Section 162(m) of the Internal Revenue Code.


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    (u)  Performance Maximum.  A maximum dollar amount payable with respect to a Performance Unit and the level or levels of achievement of the Performance Criteria applicable to a Performance Period which must be attained or exceeded for such maximum amount to be earned. If the Performance Maximum is higher than the value of the Performance Unit payable on achievement of the Performance Target, the Committee shall establish and the Award Agreement shall set forth the maximum dollar amount payable with respect to the Performance Unit, the level or levels of achievement of the Performance Criteria applicable to the Performance Period which must be attained for such maximum amount to be payable, and the manner of determining the amount payable if the actual level of performance is between the Performance Target and the Performance Maximum.

    (v) Plan. This Keystone Financial, Inc. 1996 Performance Unit Plan, as amended from time to time.

    (w)  Retirement.  A termination of employment on a Normal or Late
         Retirement Date or, with the approval of the Committee, on an Early Retirement Date, as a result of which the Participant is receiving or is entitled to receive a Monthly Retirement Income under the Keystone Financial Pension Plan by direction of the Employer. As used in this definition, the terms "Normal Retirement Date," "Late Retirement Date," "Early Retirement Date," "Monthly Retirement Income" and "Employer" shall have the meanings provided in the Keystone Financial Pension Plan.

    (x) Subsidiary. Any corporation or other entity (whether now or hereafter existing) in which the Corporation directly or indirectly possesses equity interests such that the Corporation's consolidated financial statements reflect the results of such corporation or other entity. The Committee may authorize any Subsidiary to participate in the Plan for a Performance Period by making an award of Performance Units to one or more of its eligible employees. The Subsidiary becomes a participant in the Plan by executing an Award Agreement with the Participant or Participants selected by the Committee.



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                                  ARTICLE III
                          ADMINISTRATION OF THE PLAN


     Section 3.01 - Committee and Agents. Full power and authority to administer the Plan shall be vested in the Committee. The Committee may appoint a secretary who may, but need not be, a member of the Committee. The Committee may also employ such other agents as it deems appropriate to assist it with the administration of the Plan.

     Section 3.02 - Rules and Regulations. The Committee shall have the power, from time to time, to establish rules, forms and procedures of general application for the administration of the Plan.

     Section 3.03 - Quorum. A majority of the members of the Committee shall constitute a quorum for purposes of transacting business relating to the Plan. The acts of a majority of the members present (in person, or by conference telephone) at any meeting of the Committee at which there is a quorum shall be valid acts of the Committee. Acts reduced to and approved unanimously in writing by all of the Committee members shall also be valid acts.

     Section 3.04 - Plan Interpretation. The Committee shall have the full power and authority to construe and interpret the Plan and any Award Agreement, to make all determinations relating to Performance Units and Incentive Awards under the Plan, to determine the eligibility of any employee to participate in the Plan, and to determine all facts and other issues relating to claims and appeals under the Plan.

     Section 3.05 - Authority of Committee. Any determination or action of the Committee made prior to a Change of Control and the records of the Committee shall be final, conclusive and binding on all Participants and Beneficiaries, and their beneficiaries, heirs, personal representatives, executors and administrators, and upon the Corporation, the Subsidiaries and all other persons having or claiming to have any right or interest in or under the Plan.

     Section 3.06 - Claim and Appeal Procedure.

     (a) In the event of a claim by a Participant or a Participant's Beneficiary for or in respect of any benefit under the Plan or the method of payment thereof, such Participant or Beneficiary shall present the reason for his claim in writing to the Committee, in c/o Keystone HR Administration, Williamsport, or such other person or entity designated and communicated by the Committee. The Committee shall, within 90 days after the receipt of such written claim, send written notification to the Participant or Beneficiary as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the final decision.

     In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent provisions of the Plan or the Award Agreement on which the denial is based, provide an explanation of any additional material or information necessary for the Participant or Beneficiary to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the Participant or Beneficiary may appeal the denial of the claim. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with paragraph (b) below.

     (b) In the event a Participant or Beneficiary wishes to appeal the denial of his claim, he may request a review of such denial by making written application to the Committee, in c/o Keystone HR Administration, Williamsport, or such other person or entity designated and communicated by the Committee, within 60 days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not


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received within the applicable time period specified in paragraph (a) above).
Such Participant or Beneficiary (or his duly authorized representative) may, upon written request to the Committee, review documents which are pertinent to such claim, and submit in writing issues and comments in support of his position. Within 60 days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than 120 days after such receipt), the Committee shall notify the Participant or Beneficiary of its final decision. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions of the Plan or the Award Agreement on which the decision is based. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the claim has not been granted and written notice is not provided within the time period specified above, the appeal shall be deemed denied.

     (c) If a Participant or Beneficiary does not follow the procedures set forth in paragraphs (a) and (b) above, he shall be deemed to have waived his right to appeal benefit determinations under the Plan. In addition, all decisions, actions and records of the Committee made prior to a Change of Control shall be conclusive and binding upon the Corporation, the Subsidiaries and all persons having or claiming to have any right or interest in or under the Plan.

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                                  ARTICLE IV
                            PARTICIPANT ELIGIBILITY


     Section 4.01 - Participant Eligibility. Any employee of the Corporation or any Subsidiary who, in the opinion of the Committee, is one of a select group of officers, management personnel or other key employees of the Corporation or any Subsidiary who have responsibilities for the development and implementation of corporate strategy shall be eligible for selection by the Committee to be a Participant in the Plan for any Performance Period.

     Section 4.02 - Selection of Participants. Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to determine the employees who will be Participants in the Plan for any Performance Period, the eligibility of such Participants and the number, value and other terms and conditions of the Performance Units to be awarded to any employee selected as a Participant. In determining the eligibility of any employee to be a Participant, as well as in determining the number and value of any Performance Units to be awarded to an employee for a Performance Period, the Committee shall consider the position and responsibilities of the employee being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant.

     Section 4.03 - Eligibility for Deferrals. Being designated a Participant does not guarantee an employee that an Incentive Award will be earned or that such employee will be permitted to defer receipt of an Incentive Award pursuant to Section 6.03.



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                                   ARTICLE V
                            PERFORMANCE UNIT AWARDS

     Section 5.01 - Grant of Performance Unit Awards. Subject to the provisions of the Plan, the Committee may from time to time, in its discretion, establish Performance Periods under the Plan and grant awards of Performance Units to one or more eligible Participants with respect to any Performance Period so established. No award of Performance Units shall be granted later than 90 days after the commencement of the applicable Performance Period.

     Section 5.02 - Required Terms of Performance Unit Awards. In granting an award of Performance Units to any Participant, the Committee shall establish and cause to be set forth in writing:

         (a)  The number of Performance Units awarded to the Participant;

         (b)  The Performance Period applicable to the award;

         (c) The Performance Criteria to be employed in determining whether all or any part of the Performance Units awarded have been earned during the Performance Period and the method of determining the dollar amount earned, including the applicable Performance Target and any Performance Threshold or Performance Maximum.

The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Target and any Performance Threshold or Performance Maximum has been achieved and (2) the dollar amount which has been earned based on such performance.

     Section 5.03 - Award Agreement. Each award of Performance Units shall be evidenced by a written Award Agreement executed by the Participant and the Corporation or a Subsidiary which shall set forth the terms of the Performance Unit award as established by the Committee pursuant to Section 5.02 and such other terms and conditions, not inconsistent with the provisions of the Plan, applicable to the award as the Committee in its discretion may determine to include therein.

     Section 5.04 - Determination and Certification of Incentive Award Amount. Within 75 days following the end of a Performance Period, the Committee shall determine in accordance with the terms of the Plan and the Award Agreement and shall certify in writing whether the applicable Performance Target, any applicable Performance Threshold or Performance Maximum, and any other material terms of a Performance Unit award were achieved or satisfied and the amount, if any, of the Incentive Award payable to the Participant. For this purpose, approved minutes of the meeting of the Committee at which the certification is made shall be sufficient to satisfy the requirement of a written certification. The amount of any Incentive Award, as so certified by the Committee, shall be communicated in writing to the Participant on or before March 15 of the year following the conclusion of the Performance Period and shall be payable to the Participant as provided in Article VI.

     Section 5.05 - Definition of Accounting Terms.  In establishing
Performance Criteria and Performance Targets for any Performance Period, the Committee may define accounting terms so as to specify in an objectively determinable manner the effect of changes in accounting principles, extraordinary items, discontinued operations, mergers or other business combinations, acquisitions or dispositions of assets and the like. Unless otherwise so determined by the Committee and reflected in the Award Agreement, accounting terms used by the Committee in establishing Performance Criteria and Performance Targets shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Corporation in preparing its consolidated financial statements and related financial disclosures for the Performance Period, as included in its reports filed with the Securities and Exchange Commission.

     Section 5.06 - Changes in Shares. If during any Performance Period (a) a dividend or other distribution shall be declared upon the Common Stock of the Corporation payable in shares of Common Stock, (b) the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind or shares of stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, stock split-up, combination of shares, merger or consolidation, (c) there shall be a change in the capitalization of the Corporation resulting from the separation from the Corporation of any corporation or business through a spin-off or other distribution of stock or property to the shareholders of the Corporation, a reorganization or a partial or complete liquidation, an appropriate and proportionate adjustment shall be made by the Committee with respect to any Performance Target, Performance Threshold and Performance Maximum to be calculated by reference to earnings per share or other stock-based Performance Criteria so as to preserve as nearly as may be practicable the intended effect of such performance measures as originally established by the Committee. Any such adjustment made by the Committee shall be final, binding and conclusive as to all Participants, notwithstanding the provisions of any Award Agreement.

     Section 5.07 - Termination of Employment. Unless otherwise determined by the Committee at the time of making an award of Performance Units and reflected in the applicable Award Agreement, if all employment of a Participant with the Corporation and its Subsidiaries (whether or not participating in the Plan) terminates prior to the end of a Performance Period for any reason other than death, Disability, Retirement or an involuntary termination by the Corporation or a Subsidiary not for Cause, then all Performance Units held by the Participant for which the applicable Performance Period has not been completed as of the date of such termination of employment shall be deemed forfeited, and no payment shall be made with respect thereto. In the case of a termination of employment prior to the end of the applicable performance Period due to death, Disability, Retirement or involuntary termination not for Cause, the Award Agreement may specify the manner of determining the amount, if any, which shall be payable in respect of the Performance Units based on the extent to which the applicable Performance Target has been achieved as of the date of termination of employment, the percentage of the Performance Period elapsed and/or such other factors as the Committee may deem relevant. In the absence of such specification, the determination of whether any amount shall be paid in respect of Performance Units if the employment of the Participant terminates prior to the end of the applicable Performance Period due to death, Disability, Retirement or involuntary termination not for Cause, and the amount and timing of any such payment, shall be made by the Committee in its sole and absolute discretion. Payment of any amounts following a termination of employment as provided in this Section 5.07 shall be made to the Participant, or in the event of death to his or her Beneficiary, as promptly as practicable after the amount thereof has been determined by the Committee, which shall make such determination within 75 days after termination of employment. Except in the case of a termination of employment due to Retirement, such payments shall be made without regard to any Deferral Election made by the Participant.

     Section 5.08 - Change of Control. If a Change of Control shall occur prior to the end of a Performance Period, then unless otherwise expressly provided in the applicable Award Agreement, all Performance Units then outstanding shall be deemed to have been earned as of the date of such Change of Control without regard to actual performance, and subject to any Deferral Election made by the Participant, as of the Change of Control Payment Date there shall be due and payable to the Participant with respect thereto an amount equal to the maximum amount which could have been earned during the Performance Period through achievement of the Performance Maximum, if any, or if none, the Performance Target.

     Section 5.09 - Maximum Payment Amount. Notwithstanding any other provision of the Plan or anything contained in any Award Agreement, in no event shall the aggregate amount of all Incentive Awards payable to any Participant in a calendar year exceed $900,000. For purposes of the limitation contained in this Section 5.09, the aggregate amount of Incentive Awards payable to a Participant in a calendar year shall include any amount which would have been payable to the Participant in the calendar year in the absence of a Deferral Election but shall not include (a) any amounts payable to a Participant from a Deferral Account by reason of a Deferral Election made with respect to amounts otherwise payable in a prior calendar year or (b) amounts payable in the calendar year solely by reason of a termination of employment under Section 5.07 or a Change of Control under Section 5.08.

                                  ARTICLE VI
                     PAYMENT TO PARTICIPANTS AND DEFERRALS


     Section 6.01 - Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant, or in the case of death to the Participant's Beneficiary, on or before March 15th of the year following the end of the Performance Period, unless the Participant has made an election to defer receipt until a later date by filing a Deferral Election with the Committee which is effective for the Performance Period in accordance with Section 6.03.

     Section 6.02 - Beneficiary Designation. A Participant may file with the Committee or its delegate a completed Designation of Beneficiary Form as prescribed by the Committee or its delegate. Such designation may be made, revoked or changed by the Participant at any time before death or receipt of payment of an Incentive Award or of the balance of a Deferral Account, but such designation of Beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Corporation, the Subsidiaries and the Board from all further obligations with respect to that payment.

     Section 6.03 - Deferral of Payment. A Participant who is determined by the Committee or its delegate to be in the group of Participants constituting a select group of management or highly compensated employees of the Corporation and Subsidiaries for purposes of Title I of ERISA may elect to defer receipt of all or part (but not less than $1,000) of his or her Incentive Award for a Performance Period, with payment of deferred amounts to be made as provided in
Section 6.07. In order for a Deferral Election to be effective for a Performance Period, a Participant must complete and file the appropriate forms provided the Committee, in accordance with procedures established by the Committee, on or prior to the date which is the last day of the calendar month of the Performance Period determined by dividing the total number of calendar months in the Performance Period by two and disregarding any fraction of a month (the "Deferral Election Deadline"). A Deferral Election filed on or before the Deferral Election Deadline for a Performance Period will be effective with respect to Incentive Awards attributable to that Performance Period and shall continue in effect for future Performance Periods until rescinded by the Participant in writing on a form provided by and delivered to the Committee prior to the Deferral Election Deadline of the Performance Period for which the recision is to be effective; provided, however, that the filing or recision of a Deferral Election shall not be effective as to any payments to be made by reason of a termination of employment under Section 5.07 or a Change of Control under
Section 5.08 unless filed prior to the date of termination of employment or the date of the Change of Control. Notwithstanding the foregoing, no election to defer an Incentive Award shall be effective for a Participant who has made a hardship withdrawal from the Keystone Financial 401(k) Savings Plan (the "401(k) Plan") (a) for a period of 12 months from the date of such hardship withdrawal, if the hardship withdrawal has been made in reliance on Treasury Regulation (S) 1.401(k)-1(d)(2)(iv)(B) and the deferred Incentive Award would constitute an employee elective contribution or employee contribution under an employer plan within the meaning of Treasury Regulation (S) 1.401(k)-1(d)(2)(iv)(B)(4) or any successor regulation or (b) for such other period as required for suspension of deferrals under this Plan pursuant to the provisions of the 401(k) Plan.

     Section 6.04 - Deferral Account. The Committee shall cause a Deferral Account to be established and maintained only on the books of the Corporation or the Subsidiary for each Participant who elects to defer payment of all or part of his or her Incentive Award pursuant to Section 6.03. Such account shall be credited with the portion of each Incentive Award deferred, adjusted quarterly as provided below, and shall be debited for any payment to the Participant or the Participant's Beneficiary. A separate subaccount within the Deferral Account shall be maintained for each Performance Period with respect to which a Participant's Deferral Election provides for a number of installment payments or a Payment Commencement Date (as defined in Section 6.07) which is different from the Participant's Deferral Election applicable to other Performance Periods, and as otherwise determined by the Committee.

     Section 6.05 - Deemed Investment of Deferral Accounts. The amount in a Participant's Deferral Account shall be adjusted on a quarterly basis as of the last day of each calendar quarter to reflect net earnings, gains or losses for the quarter. The adjustment for earnings, gains or losses for each quarter shall be equal to the amount determined under (a) or (b) below as follows:

     (a) Moody's Long-Term Corporate Bond Rates. The total amount determined by multiplying (A) one hundred and five percent (105%) of the average of the Moody's Long-Term Corporate Bond Rates for the three (3) months in the calendar quarter divided by twelve, by (B) the balance in the Participant's Deferral Account as of the end of each month in the current quarter; or

     (b) Other Options. The total amount determined by multiplying the rate earned (positive or negative) by each fund available under this paragraph (b) as provided below (taking into account earnings distributed and share appreciation (gains) or depreciation (losses) on the value of shares of the fund) for each month of the current calendar quarter by the portion of the balance in the Participant's Deferral Account as of the end of each such month, respectively, which is deemed to be invested in the fund pursuant to Section 6.05 below. Subject to elimination, modification or addition by the Committee, the following shall be the funds available for the Participant's election of deemed investments pursuant to Section 6.06 below:

    (1) Managed Fund. This fund is a Keystone managed fund and consists of a mix of 30% to 60% in the common stock of large, highly capitalized companies, 40% to 70% in short-term to intermediate-term fixed income investments, and 0% to 10% in money market securities. The goal is to provide a balance of long-term growth and current income. The Managed Fund shall be the same as the Managed Fund used from time to time by the Keystone Financial 401(k) Savings Plan.

    (2) Fixed Income Fund. This fund is a Keystone managed fund and uses primarily money market investments, government obligations, corporate bonds, and other high-quality fixed-income securities. The maturities of the fixed-income investments will not exceed 10 years or, in the case of asset-backed securities, an average life of 5 years. The goal is to provide an acceptable rate of return while maintaining moderately stable principal value. The Fixed Income Fund shall be the same as the Fixed Income Fund used from time to time by the Keystone Financial 401(k) Savings Plan.

    (3) Core Equity Fund. This fund is a Keystone managed fund and is designed for principal growth through investment in the common stock of primarily large, highly capitalized companies. The Core Equity Fund shall be the same as the Core Equity Fund used from time to time by the Keystone Financial 401(k) Savings Plan.

    (4) Aggressive Equity Fund. This fund is a Keystone managed fund designed to provide growth of principal over time consistent with the growth and risk characteristics of common stocks of smaller capitalized companies (with market capitalizations between $100 million and $1 billion) by investing in diversified common stocks of corporations traded on the major U.S. and non-U.S. exchanges. The Aggressive Equity Fund shall be the same as the Aggressive Equity Fund used by the Keystone Financial 401(k) Savings Plan.

    (5) Foreign Stock Fund. This fund is intended to provide investment opportunity to participate in the growth characteristics of non-U.S. oriented investments. The fund is a Keystone managed fund which invests in diversified common stocks of foreign corporations, collective trust and mutual funds. The Foreign Stock Fund shall be the same as the Foreign Stock Fund used from time to time under the Keystone Financial 401(k) Savings Plan.

    (6) S&P 500 Index Fund. The S&P 500 Index Fund seeks to replicate the investment performance of the Standard & Poor's 500 Composite Price Index, an index which emphasizes large-capitalization stocks. The fund seeks to exactly track the S&P 500 Index by purchasing every stock in the Index in approximately the same proportion as they are represented in the Index. The investment vehicle in the portfolio is the Vanguard
         Index 500 Fund, which is a mutual fund managed by Vanguard. The net asset value of the fund is reported daily in The Wall Street Journal under the Vanguard Funds: Idx500. There is an internal management fee of 0.19% associated with this fund because it is a mutual fund. ($1.90 per $1,000 investment per year). All performance results are reported net of fees. The objective of the fund is to provide long-term growth and income, and the fund is designed for investors seeking a "passive" approach to investing in common stocks.

     (7) Other Options. In addition to, or in lieu of, the investment options described above, other funds may be established from time to time, as determined by the Committee, and the Committee may provide any other form of investment option it determines to be advisable; provided, however, that such funds and options shall be made available and communicated to all Participants on a uniform basis.

     Section 6.06 - Deemed Investment Elections.

     (a) The Participant shall designate, on a form provided by the Committee, the percentage, in ten percent (10%) multiples (or such other percentage as permitted from time to time by the Committee), of the deferred Incentive Award that is to be deemed to be invested in the available funds under Section 6.05(b), with the balance of the deferred Incentive Award to receive interest credit according to Section 6.05(a) above. Said designation shall be effective on a date specified by the Committee or its delegate and remain in effect and apply to all subsequent deferred Incentive Awards until changed as provided below.

     (b) A Participant may elect to change, on a calendar quarter basis, the deemed investment election under paragraph (a) above with respect to future deferred Incentive Awards among one or more of the options then available by written notice to the Committee, on a form provided by the Committee (or by voice or other form of notice permitted by the Committee), at least 30 days before the first day of the calendar quarter as of which the change is to be effective, with such change to be effective for amounts credited to the Deferral Account on or after the effective date.

     (c) A Participant may elect to reallocate the balance of the Deferral Account, subject to any limitations imposed by the Committee or its delegate, on a calendar quarter basis, in ten percent (10%) multiples (or such other percentage as permitted from time to time by the Committee) among the deemed investment options then available. A Participant may make such an election by written notice to the Committee, on a form provided by the Committee (or by voice or other form of notice permitted by the Committee), at least 30 days before the first day of the calendar quarter as of which the transfer election is to be effective, with such transfer to be based on the value of the Deferral Account on the last day of the preceding quarter.

     (d) The election of deemed investments among the options provided above shall be the sole responsibility of each Participant. The Corporation, the Subsidiaries, their employees, and Committee members are not authorized to make any recommendation to any Participant with respect to such election. Each Participant assumes all risk connected with any adjustment to the value of his Deferral Account. Neither the Committee, the Corporation, nor the Subsidiaries in any way guarantees against loss or depreciation.

     (e) All payments from a Deferral Account shall be made from the portion of the Participant's Deferral Account (or of the applicable subaccount) which is deemed to be invested in the Moody's Long-Term Corporate Bond Rates first, the Fixed Income Fund next, the Managed Fund next, the Core Equity Fund next, the Aggressive Equity Fund next, the Foreign Stock Fund next, the S&P 500 Index Fund next, and last from all other funds in the order established by the Committee.

     Section 6.07 - Payment of Deferred Amounts. Deferred Incentive Awards shall be paid to the Participant in a lump sum or in consecutive annual installments, for a period not to exceed ten years, as elected in the Participant's Deferral Election form, with the first payment to the Participant to be made on March 30 (or if March 30 is not a business day, on the first preceding business day) of the calendar year elected by the Participant in the Deferral Election form (the "Payment Commencement Date"). Notwithstanding the foregoing or anything to the contrary in a Participant's Deferral Election:

         (a) The balance of a Participant's Deferral Account shall be paid to the Participant or, in the event of the Participant's death, to the Participant's Beneficiary, in a lump sum on March 30 (or if March 30 is not a business day, on the first preceding business day) of the calendar year following the calendar year during which the Participant's termination of employment with the Corporation and all Subsidiaries occurs for any reason other than Retirement. For this purpose, termination of employment includes voluntary or involuntary termination of employment due to death, Disability or any other reason other than Retirement and shall be the date reflected on the Corporation's or the Subsidiary's records as the Participant's termination date.

         (b) In the event of a Participant's Retirement prior to the commencement of payments under a Deferral Election, the first payment to the Participant shall be made on March 30 (or if March 30 is not a business day, on the first preceding business day) of the calendar year following the year in which the Retirement occurs. Such payment shall be made either in a lump sum or as the first of a series of annual installment payments, in accordance with the Participant's Deferral Election, as if such date were the Payment Commencement Date elected in the Participant's Deferral Election.

         (c) In the event of a Participant's death after Retirement but prior to full payment of the balance of the Participant's Deferral Account, the balance of the Participant's Deferral Account shall be paid to the Participant's Beneficiary in a lump sum on the later of the date the next payment would otherwise have been made to the Participant or the last day of the second month following the month in which the Participant's death occurs.

     Section 6.08 - Amount of Deferred Payment. A lump sum payment from a Deferral Account shall be equal to the value of the Participant's Deferral Account as adjusted on the last day of the calendar quarter prior to the date the lump sum payment is to be made. The amount of the first annual installment payment from a Deferral Account shall be calculated by dividing the lump sum value of the Participant's Deferral Account, as determined above, by the number of installments to be paid. Each later installment shall be determined on the same basis as the first installment, except that the value shall be divided by the number of installments remaining to be paid. Amounts held pending distribution from the Plan shall continue to be credited with earnings, gains or losses on a quarterly basis pursuant to Section 6.05.

     Section 6.09 - Automatic Cash Out. The Plan is intended to constitute an unfunded plan for tax purposes and for purposes of Title I of ERISA and is intended to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Corporation and Subsidiaries and to qualify for the exclusions from Title I of ERISA which are provided for in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any provision in this Plan to the contrary, in the event that the Department of Labor, or any other regulatory or other body, issues final regulations which provide, or a court issues a final determination, that the Plan does not qualify for any of such exclusions under ERISA, the Board may amend Section 6.03 of the Plan to change the deferral eligibility provisions, and the Committee or the Board may revoke the designation of all or some employees as Participants for the current or future Performance Periods, and the Committee or the Board may take such other action as it determines to be appropriate in order for the Plan to qualify for such exclusions. In addition, Participants who are precluded from participating in the deferral provisions of
Section 6.03 because of this Section 6.09 shall have the balance in their Deferral Account, determined as of the end of the preceding calendar quarter, plus the amount of any Incentive Award deferred during the current calendar quarter, distributed in a single lump sum as soon as practicable after it is determined that their deferrals should cease, and such Participant's Deferral Elections shall be void and of no further effect. The Corporation, the Subsidiaries, the Committee and the Board shall have no liability to any Participant who receives a distribution from the Plan or whose participation is otherwise affected by reason of this Section 6.09.

     Section 6.10 - Hardship Withdrawal. Notwithstanding the terms of any Deferral Election made by a Participant hereunder, the Committee may, in its sole discretion, permit the withdrawal of all or a portion of the amounts credited to a Participant's Deferral Account, upon the request of the Participant or the Participant's representative, or following the death of a Participant upon the request of a Participant's Beneficiary or such Beneficiary's representative, if the Committee determines that the Participant or Beneficiary, as the case may be, is confronted with an unforeseeable emergency. For this purpose, an unforeseeable emergency is an unanticipated emergency caused by an event that is beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the Participant or Beneficiary if an early hardship withdrawal were not permitted. The Participant or Beneficiary shall provide to the Committee such evidence as the Committee may require to demonstrate that such an emergency exists and that financial hardship would occur if the withdrawal were not permitted. Any withdrawal under this Section 6.10 shall be limited to the amount necessary to meet the emergency. For purposes of the Plan, a hardship shall be considered to constitute an immediate and unforeseen financial hardship if the Participant has an unexpected need for cash to pay for expenses incurred by him or a member of his immediate family (spouse and/or natural or adopted children) such as those arising from illness, casualty loss, or death. Cash needs arising from foreseeable events, such as the purchase or building of a house or education expenses will not be considered to be the result of an unforeseeable financial emergency. Payment shall be made, as soon as practicable after the Committee approves the payment and determines the amount of the payment, in a single lump sum from the Deferral Account with the longest number of installment payments being first, in each case in accordance with Section 6.06(e).

     Section 6.11 - Tax Withholding. All Incentive Awards, whether or not deferred under the Plan, shall be subject to Federal income, FICA, and other tax withholding as required by applicable law. At the time that tax withholding is required, if an amount is payable in cash under the Plan to the Participant the amount of the required tax withholding shall be withheld from and reduce such cash payment. If, however, an amount is not then payable in cash or the cash payable under the Plan to the Participant is less than the required withholding, the Participant shall pay, by check or money order payable to the Corporation or the Subsidiary employing the Participant, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of the Corporation or such Subsidiary, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold the Corporation or such Subsidiary harmless in acting to satisfy the withholding obligation in this manner.

                                  ARTICLE VII
                           MISCELLANEOUS PROVISIONS


     Section 7.01 - Amendment, Modification or Termination. The Board, in its sole discretion, may amend, modify or terminate the Plan at any time and from time to time, provided that no such amendment, modification, or termination shall, unless consented to by the affected Participant or by the Beneficiary if the Participant is deceased, (a) adversely affect the rights of a Participant under any Award Agreement then outstanding or (b) reduce the Participant's or Beneficiary's vested interest in a Deferral Account as of the day before any such amendment, modification or termination.

     Section 7.02 - No Recourse. If the financial performance taken into account by the Committee in determining the amount of an Incentive Award under
Section 5.04 is found to be incorrect by the Corporation's independent certified public accountants at any time during the following calendar year and such error resulted in the payment of more than the correct amount, there shall be no recourse by the Corporation or a Subsidiary directly against any person or estate. However, the Corporation or a Subsidiary shall have the right to correct such error by reducing by the entire excess amount any subsequent payments yet to be made under the Plan for all Performance Periods. Any underpayments as a result of such an error in the financial performance taken into account by the Committee shall be corrected within six months after the accountants report the error to the Committee, provided that the Committee confirms the error.

     Section 7.03 - Expense. Except as otherwise determined by the Committee at the time of making an award of Performance Units, for purposes any determination of financial performance under Section 5.04, Incentive Awards shall be treated as an expense for book purposes in the fiscal year(s) of the Corporation or the Subsidiary, as applicable, in which the Incentive Award is earned by a Participant, as opposed to subsequent fiscal year(s) during which the Incentive Award is paid.

     Section 7.04 - Merger or Consolidation. All obligations of the Corporation or a Subsidiary for amounts earned but not yet paid under this Plan shall survive any merger, consolidation or sale of all or substantially all of the Corporation's or such Subsidiary's assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets, unless otherwise agreed to by the parties thereto.

     Section 7.05 - Legal Costs. If following a Change of Control the Corporation (or its successor) or a Subsidiary (or its successor) fails or refuses after written request to make any payment due under the Plan or any Award Agreement, the Participant will be reimbursed by the Corporation (or its successor) or the Subsidiary (or its successor) for any and all expenses, including reasonable attorneys' fees, incurred in successfully enforcing the Participant's right to receive such payments in whole or in part, whether through judgment of any court of competent jurisdiction or through settlement.

     Section 7.06 - Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

     Section 7.07 - Construction. Except as otherwise determined by the Committee at the time of making an award of Performance Units and reflected in the Award Agreement, Incentive Awards under the Plan are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, and the provisions of the Plan and any Award Agreement shall be construed, interpreted and administered in a manner consistent with such purpose. Subject to the preceding sentence, the provisions of the Plan and any Award Agreement shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, to the extent not preempted by ERISA or other applicable Federal law. Titles of Articles and Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

     Section 7.08 - Unsecured Creditor. The Plan and any Award Agreement constitutes a mere promise by the Corporation or the Subsidiary to make payments in the future. The Corporation's and the Subsidiaries' obligations under the Plan and any Award Agreement shall be unfunded and unsecured promises to pay. The Corporation and the Subsidiaries shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under ERISA or the Code, and provided, further, that any trust created by the Corporation or a Subsidiary and any assets held by such trust to assist the Corporation or the Subsidiary in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Rev. Proc. 92-64, 1992-2 C.B. 422 or any successor. The Participants and their Beneficiaries shall have the status of, and their rights to receive payments of earned Incentive Awards shall be no greater than the rights of, general unsecured creditors of the Corporation or the applicable Subsidiary.

     Section 7.09 - Nonalienation. Except as may be required by law, neither the Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or Beneficiary hereunder, nor shall the Participant's or Beneficiary's rights to payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any Beneficiary, or any legal process. Notwithstanding the foregoing, the Committee may, in its sole discretion, recognize and establish procedures for administering a domestic relations or other family court order providing for the Plan to pay all or a portion of a Participant's Deferral Account to or for the benefit of a Participant's spouse, former spouse or children, provided that such order does not require the Plan to make payment prior to the time payment would otherwise be made to the Participant pursuant to the terms of the Plan as in effect from time to time and that it meets such other requirements as the Committee shall specify.

     Section 7.10 - No Employment Rights. Neither the adoption of the Plan, the making of an award of Performance Units nor any provision of the Plan or any Award Agreement shall be construed as a contract of employment between the Corporation or a Subsidiary and any Participant, or as a guarantee or right of any Participant to future or continued employment with the Corporation or a Subsidiary, or as a limitation on the right of the Corporation or a Subsidiary to discharge any of its employees with or without Cause. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan or any Award Agreement, with respect to continued or future employment or conditions of employment.

     Section 7.11 - Minor or Incompetent. If the Committee determines that any Participant or Beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Corporation, the Subsidiaries, the Plan, the Committee and the Board.

     Section 7.12 - Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such illegal or invalid provision.

     Section 7.13 - Plan Not Exclusive. Nothing contained in the Plan shall preclude the Corporation or any Subsidiary from paying incentive or other compensation to any of its employees pursuant to any other plan or arrangement, whether or not approved by the shareholders of the Corporation.

     Section 7.14 - Effective Date and Shareholder Approval. The effective date of the Plan shall be January 1, 1996, provided that the adoption of the Plan is approved by a majority of the votes cast a duly held meeting of the shareholders of the Corporation at which a quorum representing a majority of the outstanding



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

voting stock of the Corporation is, either in person or by proxy, present and entitled to vote. Although Performance Unit awards may be granted by the Committee prior to such shareholder approval of the Plan, any such awards shall be subject to such shareholder approval being obtained, and no payments in respect of such awards shall be made prior to or in the absence of such shareholder approval.




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